UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 26, 2005
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events)

On April 26, 2005, IBM announced that the IBM Board of Directors has declared a dividend increase and authorized additional funds for use in the company’s stock repurchase program.  The press release is Attachment I of this Form 8-K.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  April 26, 2005

By:	/s/ Andrew Bonzani
(Andrew Bonzani)
Assistant Secretary &
Associate General Counsel

ATTACHMENT I

IBM BOARD APPROVES INCREASE OF REGULAR QUARTERLY CASH DIVIDEND;
AUTHORIZES $5 BILLION FOR STOCK REPURCHASE

NORTH CHARLESTON, S.C., April 26, 2005 . . . The IBM board of directors today declared a regular quarterly cash dividend of $.20 per common share, payable June 10, 2005 to stockholders of record May 10, 2005.

Today’s dividend declaration represents an increase of $.02, or 11 percent versus the prior quarterly dividend of $.18 per common share.  This is the tenth year in a row that IBM has increased its quarterly cash dividend, representing a total increase of 220 percent since 1996.

The board also authorized $5.0 billion in additional funds for use in its stock repurchase program, the largest authorization for buying back stock in the company’s history.  IBM said it will repurchase shares on the open market or in private transactions from time to time, depending on market conditions.

Contact:  IBM

Edward Barbini, 914/499-6565

barbini@us.ibm.com